Exhibit 99.1

JAWS Hurricane Acquisition Corporation Announces Approximate Redemption Amount for Public Shares

MIAMI — June 20, 2023 – On June 1, 2023, JAWS Hurricane Acquisition Corporation (Nasdaq: HCNE) (the “Company”) announced its board of directors (the “Board”) had determined to redeem all of its outstanding shares of Class A common stock, par value $0.0001 per share, previously issued in the Company’s initial public offering (the “Public Shares”).

As previously announced, the Company anticipates that the last day of trading in the Public Shares will be June 15, 2023. On or about June 23, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the per-share redemption price for the Public Shares (the “Redemption Amount”). Net of taxes and dissolution expenses, the Redemption Amount is expected to be approximately $10.25.

The Redemption Amount will be payable to the holders of the Public Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants. The Company’s initial stockholder has waived its redemption rights with respect to the Company’s outstanding Class B common stock, par value $0.0001 per share, issued prior to the Company’s initial public offering. After June 15, 2023, the Company shall cease all operations except for those required to wind up the Company’s business.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the Commission to delist its securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About JAWS Hurricane Acquisition Corporation

The Company is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward Looking-Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements, including, without limitation, the redemption of the Company’s Public Shares. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Tom Johnson or Dan Scorpio

Abernathy MacGregor

(917) 747-6990/(646) 899-8118

tbj@abmac.com/dps@abmac.com